Exhibit 4.29

FEDERAL SERVICE FOR SUPERVISION IN THE AREA OF COMMUNICATIONS

LICENSE

No. 37370

Licensee’s details:

Open Joint Stock Company

Mobile TeleSystems

Location:

109147, Moscow, 4 Marksistskaya Str.

Services:

Telematic communications services

The enclosed License includes License terms on 2 pages.

This License is valid from	February 15, 2006	to	February 15, 2011

Service commencement date
(not later than)			February 15, 2006

Seal:        Federal Service for Supervision in the Area of Communications

Deputy Head of the
Federal Service for Supervision in the Area of Communications /signature/            S.A. Malyanov

Federal Service for Supervision in the Area of Communications

OPERATING TERMS
For License No. 37370**

1.             Mobile TeleSystems OJSC (the “Licensee”) shall comply with the expiry term of this License.

2.             The Licensee shall commence rendering communication services hereunder not later than February 15, 2006.

3.             The Licensee shall render the services hereunder only in the following territories:

Republics:	Komi, Udmurt;
Krai:	Perm;
Regions:

Amur, Belgorod, Bryansk, Vladimir, Voronezh, Ivanovo, Kaluga, Kirov, Kostroma, Kurgan, Kursk, Lipetsk, Moscow, Nizhny Novgorod, Omsk, Orenburg, Orlov, Pskov, Ryazan, Sverdlovsk, Smolensk, Tambov, Tver, Tula, Tyumen, Chelyabinsk, Yaroslavl;

Autonomous Districts:	Khanty-Mansiysk-Yugra; Yamalo-Nenetsk;
Cities:	Moscow.

4.             The Licensee under this License shall provide subscribers and/or users with the following*:

a)             transmission of facsimile messages;

b)             transmission of messages by electronic mail;

c)             access to information using info-communication technologies.

5.             The Licensee shall render communication services in accordance with the rules of rendering communication services adopted by the Government of the Russian Federation.

6.             In rendering the services, the Licensee shall comply with the regulations for interconnection and interfacing telecommunication networks adopted by the Government of the Russian Federation when connecting Licensee’s data transmission network to the public communication network, connecting Licensee’s data transmission network to other communication networks, accounting and traffic transmission over in Licensee’s data transmission network, accounting and traffic transmission from /to other operators networks.

7.             This License is issued upon consideration of the application submitted to extend the term of License No. 17333 dated February 15, 2001 without a public bid (tender, competition). No license requirements regarding the compliance of Licensee’s commitments undertaken during the bid (tender, competition) for the respective license have been established.

8.             The rendering of services hereunder does not require the use of the radio frequency spectrum.

9.             The Licensee shall implement the requirements to communication networks and equipment necessary for operations and investigations established by the Federal executive body in the area of communications, as agreed with state bodies authorized to conduct operations and investigations, authorized Federal executive agency of respective competence for communication in coordination with state authorities in charge of surveillance operations, and shall ensure protection of the confidential organizational and tactical techniques used for such operations.

*              The services rendered hereunder may be accompanied by the provision of other services closely technologically connected with telematic communication services and aimed to increase their consumer value unless such services are subject to additional licensing.

**           This License is issued as an extension of the term of License No. 17333 dated February 15, 2001.

[Seal]
Deputy Head
Federal Service for Supervision in the Area of Communications /signature/            S.A. Malyanov